Exhibit 3.1

Execution Version

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

BREAD FINANCIAL FUNDING, LLC

This Second Amended and Restated Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of Bread Financial Funding, LLC (the “Company”), is entered into by Comenity Capital Bank, as the sole equity member (the “Economic Member”), and Karla L. Boyd and Kimberly Moore, as the Special Members and the Independent Managers (each as defined on Schedule A hereto). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto and shall otherwise have the meanings assigned to such terms in the Act (as defined below).

WHEREAS, Economic Member has entered into that certain Limited Liability Company Agreement of Comenity Capital Credit Company, LLC, dated as of June 21, 2019 (the “Original LLC Agreement”);

WHEREAS, Economic Member, by execution of the Original LLC Agreement and filing of the Certificate of Formation, which was filed with the Secretary of State of the State of Delaware on June 21, 2019 (under the name “Comenity Capital Credit Company, LLC”) (the “Original Certificate”), formed the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”);

WHEREAS, the Original LLC Agreement was amended and restated pursuant to that certain Amended and Restated Limited Liability Company Agreement of Comenity Capital Credit Company, LLC, dated as of June 17, 2022, as amended by that certain Amendment No. 1 thereto, dated as of December 5, 2025 (as so amended, the “A&R LLC Agreement”);

WHEREAS, on December 5, 2025, an “authorized person” of the Company within the meaning of the Act executed, delivered and filed in the office of the Secretary of State of the State of Delaware that certain Certificate of Amendment to the Original Certificate (the “Certificate of Formation Amendment”), pursuant to which the name of the Company was changed from “Comenity Capital Credit Company, LLC” to “Bread Financial Funding, LLC”;

WHEREAS, all of the requirements to amend and restate the A&R LLC Agreement, as set forth therein, have been satisfied and the Economic Member, Karla L. Boyd, and Kimberly Moore desire to amend and restate the A&R LLC Agreement in its entirety; and

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Economic Member, Karla L. Boyd and Kimberly Moore hereby amend and restate the A&R LLC Agreement in its entirety and hereby agree as follows:

Section 1. Name.

The name of the limited liability company is Bread Financial Funding, LLC. The Company’s name change from “Comenity Capital Credit Company, LLC” to “Bread Financial Funding, LLC” as set forth in the Certificate of Formation Amendment is hereby approved, confirmed and ratified in all respects as of the date of the filing of the Certificate of Formation Amendment in the office of the Secretary of State of the State of Delaware.

Section 2. Principal Business Office.

The principal business office of the Company shall be located at 3095 Loyalty Circle, Columbus, Ohio 43219, or such other location as may hereafter be determined by the Economic Member.

Section 3. Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

Section 4. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

Section 5. Members.

(a) The mailing address of the Economic Member is set forth on Schedule B attached hereto. The Economic Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to the Original LLC Agreement and continues the Company without dissolution pursuant to this Agreement. The Economic Member hereby continues as a member of the Company upon its execution of a counterpart signature page to this Agreement.

(b) Subject to Section 9(j), the Economic Member may act by written consent.

(c) Upon the occurrence of any event that causes the Economic Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Economic Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Economic Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), each person acting as an Independent Manager pursuant to Section 10 shall, without any action of any Person and simultaneously with the Economic Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager pursuant to Section 10; provided, however, that the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Economic Member. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, solely in its capacity as Special Member (and not in its capacity as an Independent Manager), shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company; provided, however, such prohibition shall not limit the obligations of any Special Member in his or her capacity as an Independent Manager to vote on such matters required by this Agreement. In order to implement the admission to the Company of each Special Member, each person acting as an Independent Manager pursuant to Section 10 shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each person acting as an Independent Manager pursuant to Section 10 shall not be a member of the Company.

Section 6. Certificates.

Michael J. Perlowski, as an “authorized person” within the meaning of the Act, executed, delivered and filed the Original Certificate with the Secretary of State of the State of Delaware. Upon the filing of the Original Certificate with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased. The Certificate of Formation Amendment was executed, delivered and filed with the Secretary of State of the State of Delaware by the Economic Member as an “authorized person” within the meaning of the Act. As of the date hereof, the Economic Member shall be the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Economic Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7. Purposes.

(a) The purpose to be conducted or promoted by the Company is to engage in the following activities:

(i)

to purchase or otherwise acquire from Comenity Capital Bank and its affiliates or trusts formed by Comenity Capital Bank or its affiliates, and to hold, sell, transfer or pledge or otherwise exercise ownership rights with respect to, revolving credit and other consumer and commercial receivables (or interests therein), recoveries and collections related to such credit card or other consumer and commercial receivables, any rights of Comenity Capital Bank and its affiliates related to such revolving credit and other consumer and commercial receivables and any and all proceeds of the foregoing (the “Credit Account Assets”);

(ii)

to act as settlor or depositor of trusts or other entities (each, a “Trust”) formed to issue bonds, notes, certificates or other securities secured by or evidencing beneficial ownership interests in the Credit Account Assets;

(iii)	to serve as Beneficiary under one or more trust agreements entered into in connection with any Trust;

(iv)

to acquire, own, hold, transfer, assign, pledge and otherwise deal with bonds, notes, certificates and other securities issued by a Trust or pursuant to an indenture or similar agreement to which such a Trust is a party;

(v)	to own equity interests in other limited liability companies or partnerships whose purposes are restricted to those set forth in clauses (i) through (iv) above;

(vi)	for federal, state or local tax purposes, to the extent applicable, to serve as general partner of any Trust;

(vii)

to establish any reserve account, spread account or other credit enhancement for the benefit of any bond, note, certificate or other security issued by any Trust or under any related indenture and to otherwise invest any proceeds from Credit Account Assets and any other income as determined by the Board of Directors;

(viii)	to issue limited liability company interests as provided for herein; and

(ix)

to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related to or incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified in clauses (i) through (viii) above (including, without limitation (i) the registration or qualification of any securities issued by any Trust under the federal securities laws or the Blue Sky laws of any State or jurisdiction and (ii) the entering into of interest rate or basis swap, cap, floor or collar agreements, currency exchange agreements or similar hedging transactions and referral, management, servicing and administration agreements).

(b) The Company is hereby authorized to execute, deliver and perform, and the Economic Member, or any Director or Officer on behalf of the Company is hereby authorized to execute and deliver, the Transaction Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Economic Member or any Director or Officer to enter into other agreements on behalf of the Company.

(c) Notwithstanding anything in this Agreement, with the approval of a majority of the Directors other than the Independent Managers, the Company may merge or consolidate with

World Financial Capital Credit Company, LLC, a Delaware limited liability company, where the Company is the surviving entity of such merger (the “Merger”). In connection with the foregoing, (a) any agreement of merger or similar document (the “Merger Agreement”), by the Company related to the Merger, and the transactions contemplated thereby (including the Merger), (b) the Company’s execution, delivery and performance, and the Economic Member’s, any Director’s or any Officer’s execution and delivery on behalf of the Company, of the Merger Agreement and all documents, agreements or certificates contemplated thereby or related thereto, (c) the Company’s execution, delivery and filing, and the Economic Member’s, any Director’s or any Officer’s execution, delivery and filing on behalf of the Company, of a Certificate of Merger relating to the Merger (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, and (d) the performance of any and all acts by the Economic Member, any Director or any Officer, individually, in the name and on behalf of the Company, as may be necessary or appropriate in order to implement fully the foregoing clauses (a)–(c), are each hereby authorized, ratified, confirmed and approved in all respects, all without any further act, vote or approval of any other Person notwithstanding any other provision of the Act or this Agreement (including, without limitation, Section 9(j)) to the contrary. For the avoidance of doubt, following the consummation of the Merger, the Company (as the surviving entity) shall continue to be subject to all provisions of this Agreement, including the limitations on the Company’s activities set forth in Section 7(a) and Section 9(j).

Section 8. Powers.

Subject to Section 9(j), the Company, and the Board of Directors and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9. Management.

(a) Board of Directors. Subject to Section 9(j), the business and affairs of the Company shall be managed by or under the direction of a Board of at least five Directors designated by the Economic Member. Subject to Section 10, the Economic Member may determine at any time in its sole and absolute discretion the number of Directors to constitute the Board. The authorized number of Directors may be increased or decreased by the Economic Member at any time in its sole and absolute discretion, upon notice to all Directors, and subject in all cases to Section 10; provided that the number of Directors shall at no times be less than five. The initial number of Directors shall be five, two of which shall be Independent Managers pursuant to Section 10. Each Director elected, designated or appointed by the Economic Member shall hold office until a successor is elected and qualified or until such Director’s earlier death, resignation, expulsion or removal. Each Director shall execute and deliver the Directors Agreement. A Director need not be an Economic Member. The initial Directors designated by the Economic Member are listed on Schedule D hereto.

(b) Powers. Subject to Section 9(j), the Board of Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Section 7, the Board of Directors has the authority to bind the Company.

(c) Meeting of the Board of Directors. The Board of Directors of the Company may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than one day’s notice to each Director by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Directors.

(d) Quorum: Acts of the Board. At all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be. Notwithstanding the foregoing or any contrary provision of this Agreement, the vote or consent of the Independent Managers shall only be required for actions of the Board with respect to which the terms of this Agreement expressly require the consent of the Independent Managers, including without limitation as expressly required in Sections 9(j)(ii) and 9(j)(iii), and any other actions of the Board shall be taken, notice shall be provided, and a quorum of the Board shall be calculated, as if each Independent Manager is not a member of the Board.

(e) Electronic Communications. Members of the Board or any committee designated by the Board, may participate in meetings of the Board or any such committee by means of telephone or video conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting. If all the participants are participating by telephone or video conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f) Committees of Directors.

(i)

The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)

In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii)

Any such committee, to the extent provided in the resolution of the Board, and subject to, in all cases, Section 9(j) and Section 10, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(g) Compensation of Directors; Expenses. The Board shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h) Removal of Directors. Unless otherwise restricted by law and subject to Section 10 with respect to the Independent Managers, any Director or the entire Board of Directors may be removed or expelled, with or without cause, at any time by the Economic Member, and any vacancy caused by any such removal or expulsion may be filled by action of the Economic Member.

(i) Directors as Agents. To the extent of their powers set forth in this Agreement and subject to Section 9(j), the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company.

(j) Limitations on the Company’s Activities.

(i)	This Section 9(j) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii)

The Economic Member shall not, so long as any Obligation is outstanding, amend, alter, change or repeal the definition of “Independent Manager” or Sections 5(c), 7, 8, 9, 10, 16, 20, 21, 22, 23, 24, 25, 26 or 31 or Schedule A of this Agreement without the unanimous written consent of the Board (including all Independent Managers) provided, however, that, as long as any Obligations are outstanding, the Economic Member may not vote on, or authorize the taking of, any such action, unless there are at least two Independent Managers then serving in such capacity, and, to the fullest extent permitted by law, any taking or purported taking of such action that is not in strict compliance with this Section 9(j)(ii) shall be void and of no effect. Subject to this Section 9(j), the Economic Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 31.

(iii)

Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Economic Member, any Special Member, the Board, any Officer or any other Person, as long as any Obligations are outstanding, neither the Economic Member nor any Special Member nor the Board nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Economic Member and the Board (including all Independent Managers), to take any Material Action, provided, however, that, as long as any Obligations are outstanding, the Board may not vote on, or authorize the taking of, any Material Action, unless there are at least two Independent Managers then serving in such capacity, and, to the fullest extent permitted by law, any taking or purported taking of any Material Action that is not in strict compliance with this Section 9(j)(iii) shall be void and of no effect.

(iv)

The Board and the Economic Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if: (1) the Board determines that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company and (2) so long as the Obligations are outstanding, the Rating Agency Condition is satisfied. The Board also shall cause the Company to:

(A)	maintain its own separate books and records and bank accounts;

(B)	at all times hold itself out to the public and all other Persons as a legal entity separate from the Economic Member and any other Person;

(C)	have a Board of Directors separate from that of the Economic Member and any other Person;

(D)

file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(E)	except as contemplated by the Transaction Documents, not commingle its assets with assets of any other Person;

(F)	conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(G)	maintain separate financial statements;

(H)	pay its own liabilities only out of its own funds;

(I)	maintain an arm’s length relationship with its Affiliates and the Economic Member;

(J)

pay the salaries of its own employees as well as, to the extent shared with the Economic Member or Affiliates, its fair share of the salary and benefit costs associated with all such common officers or other employees of the Economic Member or other Affiliates, if any;

(K)	not hold out its credit or assets as being available to satisfy the obligations of others;

(L)	allocate fairly and reasonably any overhead for shared office space;

(M)	use separate stationery, invoices and checks;

(N)	except as contemplated by the Transaction Documents, not pledge its assets for the benefit of any other Person;

(O)	correct any known misunderstanding regarding its separate identity;

(P)	maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(Q)

cause its Board of Directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other Delaware limited liability company formalities;

(R)	not acquire any securities of the Economic Member;

(S)

cause the Directors, Officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company;

(T)

make decisions with respect to its business and daily operations independently, without being dictated by any Affiliate of the Company (although the officer making any particular decision may also be an officer or manager of an Affiliate of the Company); and

(U)

to the extent that it jointly contracts with any of the Economic Member or other Affiliates to do business with vendors or service providers or to share overhead expenses, fairly allocate the costs incurred in so doing among such entities so that each such entity bears its fair share of such costs; and to the extent that the Company contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, fairly allocate the costs incurred in so doing to or among each such entity for whose benefit the goods and services are provided so that each such entity bears its fair share of such costs.

Failure of the Company, or the Economic Member or Board on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Economic Member or the Directors.

(v)	So long as any Obligation is outstanding, the Board shall not cause or permit the Company to:

(A)	except as contemplated by the Transaction Documents, guarantee any obligation of any Person, including any Affiliate;

(B)	engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 7, the Transaction Documents or this Section 9(j);

(C)	incur, create or assume any indebtedness other than as expressly permitted under the Transaction Documents;

(D)

make or permit to remain outstanding any loan or advance to, or, except as permitted by Section 7 and clause (j)(iii) of this Section (9), to own or acquire any stock or securities of, any Person, except that the Company may invest in those investments permitted under the Transaction Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Transaction Documents and permit the same to remain outstanding in accordance with such provisions;

(E)	to the fullest extent permitted by law, engage in any dissolution or liquidation other than such activities as are expressly permitted pursuant to any provision of the Transaction Documents; or

(F)	except as permitted by Section 7 and clause (j)(iii) of this Section 9, to form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other).

Section 10. Independent Managers.

As long as any Obligation is outstanding, the Economic Member shall cause the Company at all times to have at least two Independent Managers who will be appointed by the Economic Member. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty existing at law or in equity, the Independent Managers shall consider only the interests of the Company, including its creditors, in acting or otherwise voting on the matters referred to in Section 9(j)(ii) and Section 9(j)(iii). Except for duties to the Company as set forth in the immediately preceding sentence (including duties to the Economic Member and the Company’s creditors solely to the extent of their respective economic interests in the Company but excluding (i) all other interests of the Economic Member, (ii) the interests of other Affiliates of the Company, and (iii) the interests of any group of Affiliates of which the Company is a part), the Independent Managers shall not have any fiduciary duties to the Economic Member, any Director or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. Notwithstanding anything to the contrary herein, an Independent Manager may be removed by the Economic Member only for Cause. No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Manager by a written instrument, which may be a counterpart signature page to the Directors Agreement, and (ii) shall have executed a counterpart to this Agreement as required by Section 5(c). In the event of a vacancy in the position of Independent Manager, the Economic Member shall, as soon as practicable, appoint a successor Independent Manager that satisfies the requirements for an Independent Manager set forth in this Agreement; provided, however, that during the period of such vacancy, no matter which requires the vote of the Independent Managers under this Agreement shall be voted. To the fullest extent permitted by law, any appointment of a successor or additional Independent Manager by the Economic Member not in strict compliance with this Section 10 shall be void and of no effect. All right, power and authority of the Independent Managers shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

Section 11. Officers.

(a) Officers. The initial Officers of the Company shall be designated by the Economic Member. The additional or successor Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer. The Board of Directors may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board. The initial Officers of the Company designated by the Economic Member are listed on Schedule E hereto.

(b) President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President or any other Officer authorized by the President or the Board shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed; (ii) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company; and (iii) as otherwise permitted in Section 11(c).

(c) Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(d) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Economic Member, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(e) Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(f) Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 9(j), the actions of the Officers taken in accordance with such powers shall bind the Company.

(g) Duties of Board and Officers. Except to the extent otherwise provided herein, each Director and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 12. Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Economic Member nor the Special Members nor any Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being an Economic Member, a Special Member or a Director of the Company.

Section 13. Capital Contributions.

The Economic Member has contributed to the Company property of an agreed value as listed on the books and records of the Company. In accordance with Section 5(c), the Special Members shall not be required to make any capital contributions to the Company.

Section 14. Additional Contributions.

The Economic Member is not required to make any additional capital contribution to the Company. However, the Economic Member may make additional capital contributions to the Company at any time upon the written consent of such Economic Member. To the extent that the Economic Member makes an additional capital contribution to the Company, the Economic Member shall revise the books and records of the Company. The provisions of this Agreement, including this Section 14, are intended to benefit the Economic Member and the Special Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Economic Member and the Special Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15. Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Economic Member.

Section 16. Distributions.

Distributions shall be made to the Economic Member at the times and in the aggregate amounts determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Economic Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law or any Transaction Document.

Section 17. Books and Records.

The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Board. The Economic Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company, and the Board on behalf of the Company, shall not have the right to keep confidential from the Economic Member any information that the Board would otherwise be permitted to keep confidential from the Economic Member pursuant to Section 18-305(c) of the Act. The Company’s books of account shall be kept using the method of accounting determined by the Economic Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Economic Member.

Section 18. Reports.

(a) Within 60 days after the end of each fiscal quarter, the Board shall cause to be prepared an unaudited report setting forth as of the end of such fiscal quarter:

(i)	unless such quarter is the last fiscal quarter, a balance sheet of the Company; and

(ii)	unless such quarter is the last fiscal quarter, an income statement of the Company for such fiscal quarter.

(b) The Board shall use diligent efforts to cause to be prepared and mailed to the Economic Member, within 90 days after the end of each fiscal year, an audited or unaudited report setting forth as of the end of such fiscal year:

(i)	a balance sheet of the Company;

(ii)	an income statement of the Company for such fiscal year; and

(iii)	a statement of the Economic Member’s capital account.

(c) The Board shall, after the end of each fiscal year, use reasonable efforts to cause the Company’s independent accountants, if any, to prepare and transmit to the Economic Member as promptly as possible any such tax information as may be reasonably necessary to enable the Economic Member to prepare its federal, state and local income tax returns relating to such fiscal year.

Section 19. Other Business.

Notwithstanding any duty existing at law or in equity, the Economic Member, the Special Members and any Affiliate of the Economic Member or the Special Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others and the Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 20. Exculpation and Indemnification.

(a) Neither the Economic Member nor the Special Members nor any Officer, Director, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Economic Member or the Special Members (collectively, the “Covered Persons”) shall, to the fullest extent permitted by law, be liable to the Company or any other Person bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or unlawful acts.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence, willful misconduct or unlawful acts with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and the Economic Member and the Special Members shall not have personal liability on account thereof; and provided further that, so long as any Obligation is outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 20 shall be payable from amounts allocable to any other Person pursuant to the Transaction Documents.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 20.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Economic Member might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Economic Member and the Special Members to replace such other duties and liabilities of such Covered Person.

(f) Notwithstanding any other provision of this Agreement, the Company shall not, and shall not be obligated to, pay any amount pursuant to this Section 20 unless the Company has received funds which may be used to make such payment and which funds are not required to repay any other Obligations of the Company when due. To the fullest extent permitted by law, any amount which the Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against, or limited liability company obligation of, the Company.

(g) The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

Section 21. Assignments.

Subject to Section 23, the Economic Member may assign in whole or in part its limited liability company interest in the Company and the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Economic Member transfers all of its limited liability company interest in the Company pursuant to this Section 21, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Economic Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Economic Member by merger or consolidation in compliance with the Transaction Documents shall, without further act, be the Economic Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 22. Resignation.

So long as any Obligation is outstanding, the Economic Member may not resign, except as permitted under the Transaction Documents and if the Rating Agency Condition is satisfied. If the Economic Member is permitted to resign pursuant to this Section 22, an additional member of the Company shall be admitted to the Company, subject to Section 23, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Economic Member shall cease to be a member of the Company.

Section 23. Admission of Additional Members.

One or more additional Economic Members may be admitted to the Company with the written consent of the Economic Member; provided, however, that, notwithstanding the foregoing, so long as any Obligation remains outstanding, no additional Economic Member may be admitted to the Company unless the Rating Agency Condition is satisfied.

Section 24. Dissolution.

(a) Subject to Section 9(j), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Economic Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Economic Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Economic Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Economic Member or a Special Member shall not cause the Economic Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Economic Member in the manner provided for in this Agreement and the Act and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 25. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Economic Member and the Special Members hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Economic Member shall not have any interest in any specific assets of the Company, and the Economic Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The interest of the Economic Member in the Company is personal property.

Section 26. Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Economic Member or a Special Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 29).

Section 27. Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 28. Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 29. Binding Agreement.

Notwithstanding any other provision of this Agreement, the Economic Member agrees that this Agreement, including, without limitation, Sections 7, 8, 9, 10, 20, 21, 22, 23, 24, 26, 29 and 31, constitutes a legal, valid and binding agreement of the Economic Member, and is enforceable against the Economic Member by the Independent Managers, in accordance with its terms. In addition, the Independent Managers shall be intended beneficiaries of this Agreement.

Section 30. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 31. Amendments.

(a) Subject to Section 9(j), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Economic Member. Notwithstanding anything to the contrary in this Agreement, so long as any Obligation is outstanding, this Agreement may not be modified, altered, supplemented or amended unless either (i) the Rating Agency Condition is satisfied or (ii) such agreement will not, as evidenced by an Officer’s Certificate addressed and delivered to the Economic Member, materially and adversely affect the interests of any Noteholder or any beneficial owner of the Trust, except: (x) to cure any ambiguity or (y) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the other Transaction Documents.

Subject to Section 9(j), this Agreement may also be amended from time to time, by a written amendment duly executed and delivered by the Economic Member, with the written consent of the Holders of Notes evidencing not less than 66 2/3% of the Outstanding Principal

Amount of the Notes; provided, however, that, without the consent of the Holders of all of the Notes then Outstanding, no such amendment shall (a) increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on the Receivables or distributions that are required to be made for the benefit of the Noteholders or (b) reduce the aforesaid portion of the Outstanding Principal Amount of the Notes, the Holders of which are required to consent to any such amendment.

It shall not be necessary for the consent of Noteholders pursuant to this Section 31 to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

(b) Promptly after the execution of any amendment, supplement or other modification to the Certificate of Formation, the Company shall cause its filing with the Office of the Secretary of State of Delaware.

Section 32. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument. Executed counterparts may be executed and delivered electronically.

Section 33. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Economic Member, to the Economic Member at its address as listed on Schedule B attached hereto, and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 34. Effectiveness.

This Agreement shall be effective as of the date hereof.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Second Amended and Restated Limited Liability Company Agreement as of the 11th day of June, 2026.

ECONOMIC MEMBER:

COMENITY CAPITAL BANK

By:	/s/ Tom McGuire
Name: Tom McGuire
Title: Chief Financial Officer

SPECIAL MEMBERS AND INDEPENDENT MANAGERS:

/s/ Karla L. Boyd
Karla L. Boyd

/s/ Kimberly Moore
Kimberly Moore

SCHEDULE A

Definitions

A. Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, (A) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (B) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or if within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Beneficiary” has the meaning specified in the Amended and Restated Trust Agreement relating to the Trust, dated as of June 11, 2026, by and between the Company and BNY Mellon Trust of Delaware, as owner trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cause” means, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of, or bad faith with respect to, such Independent Manager’s duties under this Agreement, (ii) that such Independent Manager has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Manager, (iii) that such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability or incapacity or (iv) that such Independent Manager no longer meets the definition of Independent Manager.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.

“Company” means Bread Financial Funding, LLC, a Delaware limited liability company.

“Covered Persons” has the meaning set forth in Section 20(a).

“Credit Account Assets” is defined in Section 7(a)(i).

“Directors” means the Persons elected to the Board of Directors from time to time by the Economic Member. A Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101(12) of the Act. For the avoidance of doubt, each Independent Manager is a “Director” for purposes of this Agreement.

“Directors Agreement” means the agreement of the Directors in the form attached hereto as Schedule C-1 or C-2. The Directors Agreement shall be deemed incorporated into, and a part of, this Agreement.

“Economic Member” means Comenity Capital Bank, as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, that the term “Economic Member” shall not include the Special Members.

“Holder” has the meaning assigned to that term in the Indenture.

“Independent Manager” means an individual who: (1) for the five (5) years prior to, and during, his or her service has not been: (x) an employee, officer, director, manager, member, stockholder or partner of the Company or any of its Affiliates (other than solely in such person’s capacity as an Independent Manager, special member or independent manager/independent director/special member of one or more special purpose entities); (y) a supplier, customer or material service provider of the Company or any of its Affiliates (other than an Independent Manager provided by a nationally recognized corporate services provider or other service provider routinely furnishing professional independent manager/director services to special purpose entities in securitization or structured finance transactions); or (z) an immediate family member of any person described in clause (x) or (y) and (2) has (x) prior experience as an independent manager, independent director, independent member, special member or springing member for a corporation or limited liability company whose charter or organizational documents required the unanimous consent of all independent managers, independent directors, or independent members thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services (including providing independent managers or managers) to issuers of securitization or structured finance instruments, agreements or securities.

“Indenture” means the Indenture, dated as of June 11, 2026, by and between Bread Financial Card Issuance Trust, as issuer, and U.S. Bank Trust Company, National Association, as indenture trustee and paying agent, and U.S. Bank National Association, as securities intermediary, as the same may be amended, supplemented or otherwise modified from time to time.

“Material Action” means to consolidate or merge the Company with or into any Person (other than the Merger), or sell all or substantially all of the assets of the Company (except pursuant to a Transaction Document), or to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a voluntary petition or other petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Company.

“Noteholder” has the meaning assigned to that term in the Indenture.

“Notes” has the meaning assigned to that term in the Indenture.

“Obligations” means the indebtedness, liabilities and obligations of the Company or any Trust under or in connection with this Agreement, the other Transaction Documents or any related document in effect as of any date of determination.

“Officer” means an officer of the Company described in Section 11.

“Officer’s Certificate” has the meaning assigned to that term in the Indenture.

“Outstanding Principal Amount” has the meaning assigned to that term in the Indenture.

“Person” means any person or entity, including any individual, corporation, limited liability company, partnership (general or limited), joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of any nature, whether or not a legal entity.

“Rating Agency Condition” has the meaning assigned to that term in the Indenture.

“Receivables” has the meaning assigned to that term in the Transaction Documents.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 5(c), a person acting as Independent Manager, in such person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Transaction Documents” means this Agreement and any Directors Agreement, transfer agreement, servicing agreement, receivables purchase agreement, indenture (including the Indenture), revolving credit agreement, account control agreement, trust agreement, asset representations review agreement or other agreement entered into by the Company or by a trust at the direction of the Company from time to time in connection with the acquisition, creation, funding or financing of Credit Account Assets, and all other documents, instruments and certificates delivered in connection therewith and any amendments to any of the foregoing.

“Trust” is defined in Section 7(a)(ii). As of the date hereof, Bread Financial Card Issuance Trust is a “Trust” for purposes of this Agreement.

B. Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

Economic Member

Name	Mailing Address	Membership Interest
Comenity Capital Bank	12921 South Vista Station Blvd., Suite 100 Draper, Utah 84020 Attention: President	100%

SCHEDULE C-1

[FORM OF] DIRECTORS AGREEMENT

Bread Financial Funding, LLC

[date]

For good and valuable consideration, each of the undersigned Persons, who have been designated as directors of Bread Financial Funding, LLC, a Delaware limited liability company (the “Company”), in accordance with the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 11, 2026, as it may be amended or restated from time to time (the “LLC Agreement”), hereby agree as follows:

1. Each of the undersigned accepts such Person’s rights and authority as a Director under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Director under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Director is designated or until such Person’s resignation or removal as a Director in accordance with the LLC Agreement. Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.

2. Each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, (A) not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company or (B) not join with or cooperate or encourage any other Person to do any of the foregoing, for a period of one year and one day after payment in full of all Obligations of the Company.

3. THIS DIRECTORS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Initially capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

This Directors Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Directors Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Directors Agreement as of the day and year first above written.

By:

Name: [ ]

SCHEDULE C-2

[FORM OF] INDEPENDENT MANAGER AGREEMENT

Bread Financial Funding, LLC

THIS Independent Manager Agreement (“Agreement”), made as of the ____ day of___________, 20___, is entered into by and between__________ (“Independent Manager”) and Bread Financial Funding, LLC (the “Company”).

RECITALS

WHEREAS, the Company is engaged in the business described in the Second Amended and Restated Limited Liability Company Agreement attached as Exhibit A (the “LLC Agreement”); and

WHEREAS, the Company desires to nominate and elect_______________as the Independent Manager.

NOW THEREFORE, the parties agree as follows.

1. INDEPENDENT MANAGER. The Company has designated the Independent Manager as a Director under Section 9(a) of the LLC Agreement and the Independent Manager as an independent Manager of the Company, agrees to perform the duties of an Independent Manager of the Company in a diligent manner, as described in Exhibit A attached hereto. The Company and the Independent Manager recognize that the services of the Independent Manager are to be rendered to the Company on a nonexclusive basis.

2. TERM. The term of this Agreement shall begin and be effective as of the date hereof, and shall end and terminate on ________, 20___, except if terminated sooner by either party by providing thirty (30) days written notice. The Company shall have the right to remove the Independent Manager immediately for cause. Thereafter, this Agreement shall renew for successive one-year terms unless either party notifies the other in writing thirty (30) days prior to the renewal date of that party’s desire to cancel the Agreement. The Company understands that this Agreement shall terminate and the Independent Manager shall immediately resign as the Independent Manager of the Company if any payments due to AMACAR Group, L.L.C. (“AMACAR”) under the terms of any agreement between AMACAR and the Company remain unpaid for thirty (30) days from the date above.

3. BUSINESS EXPENSES. The Company shall pay any reasonable expenses incurred by the Independent Manager in the performance of his or her duties in accordance with such policies regarding expenses and travel that the Company may have in effect from time to time; and the Company shall promptly reimburse the Independent Manager for such expenses upon the submission of appropriate receipts and vouchers unless AMACAR has been reimbursed for such expenses.

4. CONFIDENTIALITY. From time to time the Independent Manager will receive or otherwise obtain from the Company, in connection with the Independent Manager’s duties as a independent Manager, certain information that is non-public, confidential or proprietary in nature

(the “Confidential Information”). The Independent Manager agrees to (i) not use any of the Confidential Information except in connection with fulfilling the duties of an independent Manager of the Company, (ii) use commercially reasonable efforts to prevent the disclosure of the Confidential Information to any person other than (a) to employees, agents, counsel and accountants of the Independent Manager who have a need to know in connection with the provision of services under this Agreement, each of whom the Independent Manager will inform of the non-public, confidential and proprietary nature of such information, (b) as required by any regulatory or supervisory authority or (c) as otherwise required by applicable law, (iii) return or destroy all Confidential Information within thirty (30) days after termination or expiration of this Agreement and (iv) notify Company and/or the Economic Member of any actual or potential unauthorized use, access or disclosure of the Confidential Information. This agreement regarding the Confidential Information is not applicable to any Confidential Information that (i) is or becomes generally available to the public through no fault or action on the part of the Independent Manager, or the Independent Manager’s employees, agents, counsel or accountants or (ii) is or becomes available to the Independent Manager on a non-confidential basis from a source other than the Company or any of its affiliates. In the event the Independent Manager is required to disclose the Confidential Information, the Independent Manager will request confidential treatment thereof and provide the Company with written notice of the proposed disclosure prior to the disclosure.

5. ASSIGNMENT. The Independent Manager acknowledges that the services to be rendered by him or her are expert, professional and personal. Accordingly, unless provided for elsewhere in this Agreement, the Independent Manager may not assign any of his or her rights or delegate any of his or her duties or obligations under this Agreement; provided, however, that subject to Section 4 above, the Independent Manager may enlist other personnel to assist him or her in carrying out his or her duties and obligations under this Agreement.

6. INDEMNIFICATION. In addition to, and not in limitation of, any and all rights of indemnification under the Company’s LLC Agreement or otherwise (including, without limitation, any insurance policies), the Company agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Independent Manager from any and all loss, claim, damage or cause of action, including reasonable attorneys’ fees related thereto (“Claims”) incurred by the Independent Manager in the performance of his or her duties and obligations under this Agreement; provided, however, that the Independent Manager shall not be so indemnified for Claims if they arise from the Independent Manager’s gross negligence, willful misconduct or unlawful acts. The benefits of this Section 6 shall survive the termination of this Agreement.

7. NON-PETITION. The Independent Manager, solely in its capacity as a creditor of the Company as a result of any indemnification or other payment related thereto owing to the Independent Manager by the Company, hereby agrees (A) not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company or (B) not to join with or cooperate or encourage any other Person to do any of the foregoing, for a period of one year and one day after payment in full of all Obligations (as such term is defined in the LLC Agreement attached hereto as Exhibit A) of the Company.

8. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining only to the subject matter hereof.

10. AMENDMENT. No supplement, modification, or amendment of this Agreement shall be binding unless signed and executed in writing by the parties or party to be charged.

11. WAIVER AND CONSENT. Failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter or performance of any other provision hereof, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

12. NOTICES. All notices, requests, demand and communications required, provided for or contemplated in this Agreement must be in writing and sent to the parties at the following addresses:

If to the Independent Manager:	[•]
[6525 Carnegie Boulevard, Suite 318
Charlotte, North Carolina 28211]

If to the Company:	3095 Loyalty Circle
Columbus, Ohio 43219

Or, to such other persons or addresses as any party may request by giving written notice of such change to the other party.

13. SEVERABILITY. The invalidity of any provision of this Agreement, as determined by a Court of competent jurisdiction, shall in no way affect the validity of any other provision thereof.

14. COUNTERPARTS. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the Independent Manager and the Company have signed this Agreement effective and binding as of the date first above written.

[•], in his or her capacity as Independent Manager

Bread Financial Funding, LLC

By:
Name:
Title:

EXHIBIT A

DUTIES OF THE INDEPENDENT MANAGER

Second Amended and Restated Limited Liability Company Agreement

SCHEDULE D

DIRECTORS

1.   Bruce Bowman

2.   Brigette Vinton

3.   Wai Chung

4.   Karla L. Boyd

5.   Kimberly Moore

SCHEDULE E
OFFICERS	TITLE
Bruce Bowman	President and Chief Executive Officer

Robert Kashtan	Senior Vice President, General Counsel and Secretary

Brigette Vinton	Chief Financial Officer

Bruce Sweeten	Chief Credit Officer

Wai Chung	Treasurer

Emily Little	Assistant Secretary